UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): December 4, 2024

ADT Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Yamato Road Boca Raton, Florida 33431
(Address of principal executive offices)
(561) 988-3600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Stephanie Drescher from Board of Directors; Departure of Wayne D. Thorsen as Executive Vice President, Chief Business Officer

On December 4, 2024, Stephanie Drescher, who currently serves as a Class III director on the Board of Directors (the “Board”) of ADT Inc. (the “Company”), with a term expiring at the Company’s 2026 Annual Meeting of Stockholders, retired from her position as a member of the Board. Ms. Drescher was a designee of funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”). Ms. Drescher’s retirement is in conjunction with the Company ceasing to be a “controlled company” on March 19, 2024 for purposes of the New York Stock Exchange (the “NYSE”) rules and corporate governance standards due to a decrease in the Company’s ownership held by Apollo, which resulted in the Company being subject to an NYSE requirement to have the Board be comprised of a majority of independent directors within 12 months of such date. Ms. Drescher’s retirement is not a result of any disagreement with the Company or its Board, or any matter relating to the Company’s operations, policies or practices.

Additionally, on December 4, 2024, Wayne D. Thorsen, Executive Vice President, Chief Business Officer, and one of the named executive officers of the Company, informed the Company of his decision to resign from the Company, effective December 13, 2024. Mr. Thorsen is departing the Company to become the Chief Operating Officer for another public company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 9, 2024	ADT Inc.

		By:	/s/ Noah Allen
Noah Allen
Vice President, Deputy General Counsel and Assistant Secretary